Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$400,000,000 FIXED RATE SENIOR NOTES DUE 2025

NOVEMBER 13, 2013

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: Aa3 / A+ / AA- / AAL (RATING UNDER REVIEW**/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: NOVEMBER 18, 2025

TRADE DATE: NOVEMBER 13, 2013

SETTLEMENT DATE: NOVEMBER 18, 2013 (T+3)

REDEMPTION COMMENCEMENT DATE: OCTOBER 18, 2025

COUPON: 3.95% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MAY 18 AND NOVEMBER, 18, COMMENCING ON MAY 18, 2014 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 30 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $400,000,000

ISSUE PRICE: 99.763% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $398,452,000

PRICING BENCHMARK: UST 2.50% DUE AUGUST 15, 2023

BENCHMARK YIELD: 2.725%

SPREAD TO BENCHMARK: +125 BASIS POINTS

RE-OFFER YIELD: 3.975%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCQ0 / US06406HCQ02

BOOKRUNNERS: BNY MELLON CAPITAL MARKETS, LLC, CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN, SACHS & CO., MORGAN STANLEY & CO. LLC

CO-MANAGERS: CABRERA CAPITAL MARKETS, LLC, GUGGENHEIM SECURITIES, LLC, MFR SECURITIES, INC., MISCHLER FINANCIAL GROUP, INC., RAYMOND JAMES & ASSOCIATES, INC., RBS SECURITIES INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at 1-800-269-6864, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526 and Morgan Stanley & Co. LLC at 1-866-718-1649.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
**	Rating is under review for downgrade by Moody’s Investors Service.